Exhibit 99


        Andrea Electronics Corporation Announces Management Changes
        -----------------------------------------------------------

                 Changes to Complement and Advance Company's Digital Audio
                         Interface Market Strategy

    MELVILLE, NEW YORK, November 4, 1999 -- Andrea Electronics Corporation (Amex: AND) announced today several management changes designed to complement and advance the Company's strategy to expand its operations in the digital audio interface market. Specifically, Patrick D. Pilch, who has been Executive Vice President and Chief Financial Officer of the Company, has been appointed to Senior Vice President of Strategy; Richard A. Maue, who has been Controller, Treasurer and Corporate Secretary, has been appointed to Senior Vice President, Chief Financial Officer and Corporate Secretary; and Joseph Marash, who has been General Manager of Lamar Signal Processing, Ltd. ("Lamar"), a wholly-owned subsidiary of the Company, has been appointed to the newly created position of Chief Technology Officer of Andrea Electronics.

   "We are pleased to announce these new appointments," said John N. Andrea, Co-Chairman & Co-Chief Executive Officer of Andrea Electronics. "We believe they will best position the Company's resources to take advantage of the many new opportunities we have been pursuing in the digital audio interface market."

    As Senior Vice President of Strategy, Patrick D. Pilch will be responsible for identifying emerging market opportunities, formulating strategic directives and negotiating strategic alliances covering the development and commercialization of the Company's technology portfolio, particularly its digital signal processing (DSP) technology. Mr. Pilch brings an extensive strategic planning, business development and financial operations and management background to this new position at Andrea Electronics. Mr. Pilch has been a director of the Company since 1992 and joined the Company as CFO in 1995. Patrick D. Pilch has a Bachelor of Science degree in Accounting from Fairfield University and an MBA from Columbia Business School.

    As Senior Vice President, Chief Financial Officer and Corporate Secretary, Richard A. Maue will be responsible for Andrea Electronics' worldwide finance and treasury activities, risk management, and contracts administration. Mr. Maue has been the Controller and Treasurer of Andrea Electronics since 1997 and, prior to joining the Company, was part of the Audit and Business Advisory division at Arthur Anderson LLP. Richard A. Maue has a Bachelor of Science degree in Accounting from Villanova University. He is a Certified Public Accountant, a member of the American Institute of Certified Public Accountants and a member of the New York State Society of Certified Public Accountants.

    As Chief Technology Officer, Joseph Marash will be responsible for the Company's core technology development and engineering infrastructure management, and will continue to work on the development of the Company's digital signal processing technologies. Mr. Marash has been General Manager of Lamar for the past six years and has been integral to the development of new far-field products and digital software algorithms for the Company during the past 18 months. Joseph Marash holds a Bachelor of Science degree in Electrical Engineering from the University of Beer Sheva and a Masters degree in Digital Signal Processing from the Technion Institute of Technology in Haifa, Israel.

   Andrea Electronics Corporation designs, develops and manufactures audio technologies and equipment for enhancing applications that require high performance and high quality voice input. The Company's patented and patent-pending Active Noise Reduction (ANR READY (R)), Active Noise Cancellation
(ANC), Digital Super Directional Array (DSDA(TM)), Directional Finding and Tracking Array (DFTA(TM)), PureAudio(TM), SuperBeam(TM) and EchoStop(TM) technologies enhance a wide range of audio products to eliminate background noise and ensure the optimum performance of voice applications. Applications for the Company's technologies include: speech recognition programs, Internet telephony, video/audio conferencing, automobile PCs, home automation systems, hand-held devices and multiplayer online games, among others. OEM and software publisher customers and strategic partners of Andrea Electronics' include: IBM Corporation, Intel Corporation, Clarion Corporation of America, Microsoft Corp., Lernout & Hauspie, AVR Communications, Lotus Development Corporation, J. D'Addario & Co., Mpath, IDT/Net2Phone and ILINC, among others.

    This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The words "anticipates," "believes," "estimates," "expects," "intends," "plans," "seeks," variations of such words, and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve matters that are subject to certain risks, uncertainties and assumptions that are difficult to predict, including economic, competitive, governmental, technological and other factors, that may affect the business and prospects of Andrea Electronics Corporation (the "Company"). The Company cautions investors about the following significant factors, which, among others, have in some cases affected the Company's actual results and are in the future likely to affect the Company's actual results and could cause them to differ materially from those expressed in any forward-looking statements: the rate at which Andrea Anti-Noise, DSDA, DFTA and other Andrea technologies are accepted in the marketplace; the competitiveness of Andrea Anti-Noise, DSDA, DFTA and other Andrea products in terms of technical specifications, quality, price, reliability and service; the sufficiency of the Company's funds for research and development, marketing and general and administrative expenses; infringement and other disputes relating to patents and other intellectual property rights held or licensed by the Company or third parties; and the Company's continuing ability to enter and maintain collaborative relationships with other manufacturers, software authoring and publishing companies, and distributors. These and other similar factors are discussed under the heading "Cautionary Statement Regarding Forward-looking statements" included in the Management's Discussion and Analysis of Financial Condition and Results of Operations in the Company's Annual Report on Form 10-K and in the Company's Annual Report to shareholders, and in documents subsequently filed by the Company with the Securities and Exchange Commission.

    "Andrea Anti-Noise," "ANR Ready," "DSDA," DSDA-PRO," "DFTA," "PureAudio," "SuperBeam" and "EchoStop" are trademarks of Andrea Electronics Corporation or an Andrea Electronics Corporation subsidiary.

     Visit Andrea Electronics' website at http://www.AndreaElectronics.com.